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                                                                    EXHIBIT 4.1

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                            CAMCO INTERNATIONAL INC.



                                      and



                    FIRST CHICAGO TRUST COMPANY OF NEW YORK




                              SECOND AMENDMENT TO
                                RIGHTS AGREEMENT




                                 June 18, 1998


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                              SECOND AMENDMENT TO
                                RIGHTS AGREEMENT

         THIS SECOND AMENDMENT TO RIGHTS AGREEMENT (this "Second Amendment") is entered into effective as of June 18, 1998 by and between Camco International, Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

                             W I T N E S S E T H :


         WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of December 15, 1994 (the "Rights Agreement");

         WHEREAS, the Company and the Rights Agent are parties to a First Amendment to Rights Agreement dated as of October 21, 1997 (the "First Amendment to Rights Agreement");

         WHEREAS, the Board of Directors of the Company deems it advisable that the Rights Agreement be amended to adjust the definition of Acquiring Person in the Rights Agreement; and

         WHEREAS, the Company and the Rights Agent desire to further amend the Rights Agreement, pursuant to Section 27 of the Rights Agreement, as hereinafter set forth;

         NOW, THEREFORE, in consideration of the premises and other good and sufficient consideration, the parties hereto hereby agree as follows:

         1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows: "(a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include the Company, any wholly-owned Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan to the extent, and only to the extent, of the Common Shares so held. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of share acquisitions by the Company and shall, after such share acquisitions by the Company, become the Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an "Acquiring Person". Notwithstanding the foregoing, neither Schlumberger Limited nor any of its Subsidiaries shall be deemed to be an "Acquiring Person" because of (i) the execution and delivery of that certain Transaction Agreement between Schlumberger Limited and Camco International Inc. dated as of June 18, 1998, (ii) the consummation of any of the transactions contemplated thereby, (iii) the
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conversion of shares of Camco International Inc. Common Stock into the right to receive Schlumberger Limited Common Stock as described therein or (iv) the execution of consummation of the merger as contemplated by that certain Agreement and Plan of Merger among Schlumberger Technology Corporation, Schlumberger OFS, Inc. and Camco International Inc. dated as of June 18, 1998 and the consummation of the merger as contemplated thereby."

         2. Each reference to the Rights Agreement in the Rights Agreement shall, unless the context otherwise requires, mean the Rights Agreement as amended by the First Amendment to Rights Agreement and this Second Amendment to Rights Agreement.

         3. The Rights Agreement, as amended hereby, is in all respects ratified, approved and confirmed.

         4. This Second Amendment to Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any principles of conflicts of law that, if applied, might require or permit the application of the laws of a different jurisdiction.

         5. The provisions of this Second Amendment to Rights Agreement shall become effective upon the execution and delivery hereof by all parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement Amendment to be duly executed and attested, all as of the day and year first above written.



Attest:                                     CAMCO INTERNATIONAL INC.



By /s/ Ronald R. Randall                      By /s/ H. S. Yates
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Attest:                                     FIRST CHICAGO TRUST COMPANY OF
                                             NEW YORK


By /s/ Shirley C. Grant                     By /s/ Joanne Gorostiola
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